Exhibit 99.1

Dendreon Announces Senior Management Change

SEATTLE, WA, June 10, 2005 – Dendreon Corporation (Nasdaq: DNDN) today announced Martin A. Simonetti will step down as senior vice president of finance, chief financial officer and treasurer to spend more time with his family and to eventually pursue opportunities to lead a biotechnology company. This change will be effective in the third quarter of this year.

“We are grateful for Marty’s contributions to the growth and development of our business during his more than six years at Dendreon, particularly with respect to successful fund raising and sound financial management,” said Mitchell H. Gold, M.D., Dendreon’s president and chief executive officer. “Marty has worked diligently to meet the many new requirements of corporate governance, including those of the Sarbanes-Oxley Act. I want to thank Marty for his contributions and wish him the very best for the future.”

“I am pleased to have been a member of the executive management team at Dendreon and to have been intimately involved in the growth of the business,” said Mr. Simonetti. The finance organization is solid and will be a key part of the foundation for the next phase of Dendreon’s growth. I am looking forward to spending some time with my family and to the next phase of my career.”

The Company has initiated a search for the position.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

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Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500